EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is hereby entered into by Frank W. Lavelle (“LAVELLE”) and MedQuist Inc., together with its parents, subsidiaries, divisions, affiliates, related companies, predecessors and successors (“MEDQUIST”).

1.             Departure Date.  LAVELLE’s employment with MEDQUIST ended effective May 14, 2007 (the “Departure Date”).  As of the Departure Date, all titles, duties, responsibilities and authority assigned to LAVELLE as an officer of MEDQUIST ended.

2.             Termination of Employment Agreement/Survival of Certain Provisions.  As of the Departure Date, LAVELLE understands and agrees that the February 24, 2005 Employment Agreement between LAVELLE and MEDQUIST, as amended February 12, 2007 (collectively, the “Employment Agreement”), was terminated, except as may otherwise be provided for in the Employment Agreement or as may be required by operation of law.  Without limiting the foregoing, LAVELLE understands and agrees that the covenants and enforcement provisions of Section 4 of the Employment Agreement shall remain in effect in accordance with their terms.  Again without limiting the foregoing, LAVELLE and MEDQUIST additionally agree that the provisions of Section 6(e) of the Employment Agreement shall remain in effect in accordance with their terms, and the terms of any applicable insurance policy.  True and correct copies of the Employment Agreement documents are attached hereto as Exhibits A and B.

3.             No Future MedQuist Employment.  LAVELLE understands and agrees that: (a) he has no intention of applying for and will not apply for or otherwise seek reemployment or reinstatement with MEDQUIST; and (b) MEDQUIST has no obligation to reinstate, rehire, reemploy or hire LAVELLE at any time in the future.

4.             Consideration.  In consideration for LAVELLE entering into this Agreement and fully abiding by its terms, and assuming LAVELLE has not revoked the Agreement as described in Paragraph 18 below, MEDQUIST agrees to provide LAVELLE with the following consideration:

(a)           Separation Benefit.  The separation benefits set forth in Section 5(b) of the Employment Agreement;

(i)            With respect to such benefits, the parties agree that for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), separation benefits paid pursuant to Paragraph 4(a) above, (x) to the extent of payments made from the date of separation of LAVELLE’S employment through March 14th of the calendar year following such separation, are intended to constitute separate payments for purposes of Section l.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; and (y) to the extent such payments are made following said March 14th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon a separation from service and payable pursuant to Section l.409A—1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision.  The parties agree that all amounts payable pursuant to Section 5(b)(l) of the employment agreement that are to be paid prior to the date which is six months after the date of separation of LAVELLE’S employment are amounts that meet the requirements of clause (x) above.  If the parties determine that payments (other than those described in clause (x) and (y) of the initial sentence of this Paragraph 4(a)(i)) hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code, the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Section 409A(a)(l) of the Code.
(ii)           The parties additionally agree that the reimbursement for costs incurred in obtaining outplacement services pursuant to Section 5(b)(2) of the Employment Agreement shall only be for costs incurred during the limited period described in Section 1.409A-1(b)(9)(v)(E) of the Treasury Regulations and be paid in accordance with such regulation.

(b)           Response to Inquiries.  MEDQUIST agrees that, in response to any inquiries regarding LAVELLE’s departure, it will only provide the information set forth in MEDQUIST’s May 14, 2007 press release regarding LAVELLE’s departure from MEDQUIST, a true and correct copy of which is attached hereto as Exhibit C.  LAVELLE shall direct any inquiries to Donna Jack at (856) 206-4905 or djack@medquist.com.

5.             No Other Compensation or Benefits Owing.  LAVELLE understands and agrees that, except as otherwise provided for in this Agreement and as may be required by the Employment Agreement, LAVELLE is not and will not be due any other compensation or benefits from MEDQUIST.

6.             Release by LAVELLE.  In consideration of the compensation, benefits and agreements provided for pursuant to this Agreement and the Employment Agreement, the sufficiency of which is hereby acknowledged, LAVELLE, for himself and for any person who may claim by or through him, releases and forever discharges MEDQUIST, and its past, present and future parents, subsidiaries, divisions, affiliates, related companies, predecessors, successors, officers, directors, attorneys, agents, and employees (the “Releasees”), from any and all claims or causes of action that LAVELLE had, has or may have, relating to LAVELLE’S employment with and/or separation from MEDQUIST, up until the date of this Agreement, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act (“ERISA); claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; claims for breach of any agreement between LAVELLE and MEDQUIST or for any compensation or benefits provided for pursuant to any such agreement; and any and all other claims to any form of legal or equitable relief or damages; any other claims for compensation or benefits; or any claims for attorneys’ fees or costs.

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7.             Exclusion for Certain Claims.  LAVELLE and MEDQUIST understand and agree that the release in Paragraph 6 shall not apply to any claims, including any claims under ADEA, arising after the effective date of this Agreement, nor shall anything herein prevent any party from instituting any action to enforce the terms of this Agreement.

8.             Exclusion of Filing EEOC Charges/Waiver of Individual Recovery.  LAVELLE and MEDQUIST understand and agree that nothing in this Agreement shall prevent LAVELLE from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any EEOC investigation or proceeding; provided, however, that LAVELLE waives any and all rights to recover any individual damages or relief in connection with any EEOC investigation or proceeding.

9.             Disclosure of Any Material Information.  As of the date LAVELLE signs this Agreement, LAVELLE represents and warrants that he has disclosed to MEDQUIST any information in his possession concerning any conduct involving MEDQUIST that he has any reason to believe may be unlawful, violates any MEDQUIST policy or would otherwise reflect poorly on MEDQUIST in any respect.

10.           Duty to Cooperate.  LAVELLE understands and agrees that he shall cooperate fully with MEDQUIST regarding any matter, including, but not limited to, any litigation, investigation, governmental proceeding or internal MEDQUIST review, which relates to any matter in which LAVELLE was involved or concerning which MEDQUIST reasonably determines LAVELLE may have responsive or relevant information.  LAVELLE further understands and agrees that such cooperation includes, but is not limited to, full disclosure of all relevant information; truthfully testifying and/or answering questions; and making himself reasonably available for interviews, depositions or court appearances in connection with any such litigation, investigation, proceeding or internal MEDQUIST review.  LAVELLE understands and agrees that he shall render any such cooperation in a timely manner and at such times and places as may be mutually agreeable to LAVELLE and MEDQUIST.  Upon submission of appropriate documentation, MEDQUIST shall reimburse LAVELLE for reasonable travel, lodging, meals, and telecommunications expenses incurred by LAVELLE in connection with his compliance with this Paragraph.  Except as may be prohibited by operation of law, LAVELLE understands and agrees that he shall immediately notify MEDQUIST if he is contacted for an interview or receives a subpoena or request for information in any matter related to or concerning his employment with MEDQUIST.  LAVELLE further understands and agrees that he will not initiate any communication or respond to any inquiry with a member of the press regarding his employment with MEDQUIST, and will refer any such inquiry to MEDQUIST.

11.           Return of Property.  LAVELLE represents and warrants that as of the date he signs this Agreement he has returned all property of MEDQUIST, regardless of the type or medium (i.e., hard or flash drive, computer disk, CD-ROM, DVD-ROM) upon which it is maintained, including, but not limited to, all customer lists, vendor lists, business plans and strategies, financial data or reports, memoranda, correspondence, software, contract terms, compensation and commission plans, and any other documents pertaining to the business of MEDQUIST, or its customers or vendors, as well as any credit cards, keys, identification cards, and any other documents, writings and materials that LAVELLE came to possess or otherwise acquired as a result of and/or in connection with LAVELLE’s employment with MEDQUIST.

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Should LAVELLE later find any MEDQUIST property in LAVELLE’s possession, LAVELLE agrees to immediately return it.  LAVELLE further agrees not to maintain any copies of said property or make any copies of said property available to any third party.

12.           Non-Disparagement.  The parties agree not to engage in any form of conduct or to make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of LAVELLE or MEDQUIST; provided, however, that nothing in this Paragraph shall prohibit LAVELLE from lawfully responding to any inquiry in connection with a government investigation or proceeding, or in response to a lawfully-issued subpoena that is served upon LAVELLE, requiring him to give testimony.

13.           Remedies for Breach.  LAVELLE understands and agrees that a breach of this Agreement or any provision of the Employment Agreement that survives its expiration will result in immediate and irreparable injury to MEDQUIST.  LAVELLE, therefore, agrees that, in addition to any remedy MEDQUIST may have under the Agreement, the Employment Agreement, or applicable law, MEDQUIST shall be entitled to a forfeiture of any amounts still due and owing to LAVELLE under the terms of this Agreement or the Employment Agreement.  Nothing herein shall be construed as prohibiting MEDQUIST from pursuing any other remedies for any breach.

14.           Non-Admission by MedQuist.  LAVELLE understands and agrees that this Agreement shall not be deemed or construed as an admission of liability by MEDQUIST for any purpose.  Specifically, but without limiting the foregoing, LAVELLE understands and agrees that this Agreement shall not constitute an admission that any action by MEDQUIST relating to LAVELLE was in any way wrongful or unlawful.  LAVELLE further agrees that nothing contained in this Agreement can be used by LAVELLE, or any other individual in any way as precedent for future dealings with MEDQUIST, or any of its officers, directors, attorneys, agents or employees.

15.           General.

(a)           Severability.  If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

(b)           Successors.  This Agreement shall be binding upon, enforceable by, and inure to the benefit of LAVELLE, MEDQUIST and each Releasee, and LAVELLE’s and MEDQUIST’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assign of each Releasee, but neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by LAVELLE or MEDQUIST.

(c)           Controlling Law and Venue.  This Agreement shall be construed and enforced under the laws of and before the courts of the State of New Jersey.  Any action relating to this Agreement or the Employment Agreement shall be brought in state court in Burlington County, New Jersey, or in Federal Court for the District of New Jersey.

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(d)           Waiver.  No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver.  A waiver by any party hereto of a breach or default by another party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

(e)           Notices.  All notices, requests, demands and other communications regarding this Agreement shall be in writing and delivered in person or sent by Registered or Certified U.S.  Mail, Postage Prepaid, Return Receipt Requested, and properly addressed as follows:

To MEDQUIST:	MedQuist Inc.
1000 Bishops Gate Boulevard
Suite 300
Mt. Laurel, NJ 08054-4632
Attention: General Counsel

To LAVELLE:	Frank W. Lavelle
4 Iddings Lane
Newtown Square, PA 19073

16.           Entire Agreement/Amendment.  The parties hereto agree that this Agreement and those provisions of the Employment Agreement that survive its expiration constitutes the entire agreement between LAVELLE and MEDQUIST, and that neither may be modified except by written document, signed by the parties hereto.

17.           Knowing and Voluntary Action.  LAVELLE acknowledges that he received this Agreement on May 14, 2007 and has consulted an attorney before signing this Agreement.  LAVELLE further represents and warrants that he has read this Agreement, has been given a period of at least twenty one (21) days to consider the Agreement; understands its meaning and application; and is signing of his own free will with the intent of being bound by it.  If LAVELLE elects to sign this Agreement prior to the expiration of twenty one (21) days, he has done so voluntarily and knowingly.

18.           Revocation of Agreement.  LAVELLE further acknowledges that he may revoke this Agreement at any time within a period of seven (7) days following the date he signs the Agreement.  Notice of revocation shall be made in writing, sent via Registered or Certified U.S.  Mail, Postage Prepaid, Return Receipt Requested and properly addressed to MEDQUIST in accordance with Paragraph 15 above.  Such revocation must be received by MEDQUIST by the close of business of the first day following the end of the seven-day revocation period.  This Agreement shall not become effective until after the time period for revocation has expired.

THIS SPACE LEFT INTENTIONALLY BLANK

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IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement consisting of six (6) pages.

FRANK W. LAVELLE

/s/ Frank W. Lavelle
Date: June 17, 2007

MEDQUIST INC.

By: Howard Hoffmann
Title: CEO
Date: June 28, 2007

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EXHIBIT A

February 24, 2005

Via Overnight Mail

Frank Lavelle
4 Iddings Lane
Newtown Square, PA 19073

Dear Frank:

On behalf of MedQuist Inc. (the “Company”), this letter describes the terms of your new employment as the Company’s President, which must commence on a date mutually agreed to in writing by you and the Company (the “Employment Commencement Date”).  For purposes of this Agreement, you are referred to as the “Employee.”  Other capitalized terms used in this Agreement have the meanings defined in Section 7, below.

1.             Term.  The Company shall employ Employee hereunder for a three-year (3) year term commencing on the Employment Commencement Date hereof (the “Term”), which Term will be automatically extended for additional one (1) year periods beginning on the third anniversary of the Employment Commencement Date and upon each subsequent anniversary thereof unless:  (a) either party provides the other party with at least ninety (90) days’ prior written notice of its intention not to renew this Agreement; (b) Employee resigns prior to the expiration of the Term upon at least thirty (30) days’ prior written notice; (c) Company terminates Employee’s employment without Cause upon at least thirty (30) days’ prior written notice; or (d) the Employee’s employment is terminated by the Company for Cause.

2.             Responsibilities/Reporting.  Employee shall devote his full time and attention to the duties and responsibilities of the Company’s President and shall report to the Interim Chief Executive Officer.  Subject to the approval of the Company’s Board of Directors (the “Board”), Employee shall become the Company’s Chief Executive Officer.  If and when the Board acts to appoint Employee as Chief Executive Officer, Employee shall, thereafter, report to the Board.  In the event of such appointment as Chief Executive Officer, Employee shall continue to be subject to the terms of this Agreement.  Notwithstanding the preceding provisions of this subsection, Employee shall not be prohibited from serving on corporate, industry, civic, or charitable boards or committees, so long as such activities do not interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement or violate Section 4 of this Agreement; provided, however, that if Employee wishes to join any such boards or committees after the Employment Commencement Date, Employee shall provide the Board with advance written notice and Board approval, which shall not be unreasonably withheld, shall be required prior to Employee joining any such board or committee.

3.                                      Consideration.

a.             Compensation.  As consideration for all services rendered by Employee to the Company and for the Covenants contained herein, Employee will be entitled to:

(1)           base salary at a minimum annual rate of $500,000, subject to review and adjustment annually during the Term;
(2)           signing bonus of $46,000 payable within thirty (30) days of the Employment Commencement Date;
(3)           participate in MedQuist’s Management Bonus Plan.  Employee’s annual target bonus in this plan will be 50% of Employee’s annual base salary.  The annual target bonus is the amount that the Employee shall be eligible to receive if the Company and Employee attain the pre-established bonus plan target objectives.  Each year, 75% of the annual target bonus will be based upon achievement of financial objectives proposed by Company management and approved by the Board (hereinafter “Annual Financial Objectives”); and (b) 25% of the annual target bonus will be based upon achievement of specific strategic and tactical initiatives proposed by Company management and approved by the Board (hereinafter “Annual Strategic Initiatives”).  The actual annual bonus award may be higher or lower than the annual target bonus amount based upon achievement of the objectives by Employee and the Company.  Management Bonus Plan target objectives shall be developed on or before February 28th of each year of the Management Bonus Plan.  For 2005, payment of the annual target bonus in the amount of $250,000 is guaranteed;
(4)           receive an annual discretionary bonus of up to 50% of base salary which shall be payable at the discretion of the Compensation Committee of the Board;
(5)           participate in the same employee benefit plans available generally to other full-time employees of the Company, subject to the terms of those plans (as the same may be modified, amended or terminated from time to time) (benefits information package enclosed);
(6)           vacation in accordance with the Company’s policies; provided that Employee shall be entitled to a minimum of four (4) weeks of vacation annually;
(7)           a car allowance of $1,500 per month;
(8)           reimbursement of business expenses in accordance with Company policy;
(9)           reimbursement of up to $7,500 in legal fees associated with the review and negotiation of this Agreement; and
(10)         if Employee’s employment is terminated by the Company without Cause, Employee terminates for Good Reason or due to Disability, or the Company does not renew the Term in accordance with Section 1, the severance pay and benefits described below in Section 5.

b.                                     Long Term Incentives.

(1)           Annual Option Grant.  Employee shall be eligible for annual grants of non-qualified stock options (“Annual Option Grant”) to purchase Company common stock, no par value (“Common Stock”) pursuant to the Company’s Stock Option Plan adopted May 29, 2002 or any successor option plan adopted by the Company and approved by shareholders (the “Option Plan”).  The Annual Option Grant shall have a target value, based on an accepted option pricing methodology chosen by the Company, of 100% of Employee’s base salary for the year in which such Annual Option Grant is made, subject to the following:
(A)          Employee shall be eligible for 75% of the Annual Option Grant upon achievement of the Annual Financial Objectives and an additional 25% of the Annual Option Grant upon achievement of Annual Strategic Initiatives.  The Annual Option Grant shall be made in accordance with the terms of the Option Plan within thirty (30) days after the Company has determined that the objectives and initiatives have been met; provided that, with respect to any year, the Company shall make such determination not later than the end of the first calendar quarter following such year.
(B)           Fifty percent (50%) of the options subject to the Annual Option Grant shall have an exercise price equal to fair market value of the Common Stock on the date of grant; 25% of such options shall have an exercise price equal to 125% of fair market value of the Common Stock on the date of grant; and 25% of such options shall have an exercise price of 150% of fair market value of the Common Stock on the date of grant.
(C)           If the Employee is not eligible for the entire target grant with respect to any year, the preceding exercise prices shall be applied proportionally to that portion of the Annual Option Grant that is made.
(D)          Each Annual Option Grant shall vest in equal 20% installments on each of the first five (5) anniversaries of the applicable grant date, subject to Employee’s continued employment with the Company.
(E)           Each Annual Option Grant shall be subject to the terms and conditions of the Option Plan and the Stock Option Agreement that will be issued if and when the grant becomes effective.
(2)           Restricted Stock In Lieu of Annual Option Grant.  In lieu of one or more of the Annual Option Grants provided for in the preceding subsection (1), the Board may issue shares of Common Stock that are subject to restrictions and a risk of forfeiture (“Restricted Stock Grant”); provided that any such grant shall be pursuant to a plan approved by the Company’s shareholders (a “Restricted Stock Plan”).  If the Board determines to grant a Restricted Stock Grant, the value of any such grant shall equal the value of the Annual Option Grant, which shall based on an accepted option pricing methodology chosen by the Company, to which Employee is otherwise entitled.  Any Restricted Stock Grant shall be subject to the vesting schedule specified in Section 3.b.(1)D.
(3)           Cash in Lieu of Annual Option Grant or Restricted Stock Grant.  If Employee has earned all of part of the Annual Option Grant pursuant to Section 3.b.(1)(A),

but the Board chooses not to grant the Annual Option Grant (or Restricted Stock Grant in lieu thereof) in any year during the Term because:  (A) the Company is not current in its reporting obligations under the Securities and Exchange Act of 1934; (B) the Form S-8 Registration Statement for the Option Plan or a Restricted Stock Plan does not comply with the requirement of the Securities and Exchange Commission; and/or (C) there are not a sufficient number of shares available under the Option Plan or a Restricted Stock Plan, then within 30 days after the later of (x) the close of such year or (y) the date on which the Board determines the degree to which the Annual Strategic Initiatives and Annual Financial Objectives have been satisfied, the Employee shall be entitled to a cash payment of $250,000, or portion thereof, based on the achievement of the Annual Strategic Initiatives and Annual Financial Objectives to which the Annual Option Grant is subject.
(4)           Restricted Stock Signing Bonus.  Within a reasonable period of time following the date that the Company again becomes current in its reporting obligations under the Securities and Exchange Act of 1934, Employee will be granted 35,000 shares of restricted Common Stock (the “Restricted Stock”).  The Restricted Stock shall vest and thereafter not be subject to forfeiture as follows: 40% on the second anniversary of Employee’s Employment Commencement Date; 20% on each anniversary thereafter.  The grant of Restricted Stock pursuant to this subsection shall be pursuant to a Restricted Stock Plan.  If there is not a Restricted Stock Plan, Employee will be granted non-qualified options to purchase 100,000 shares of Common Stock pursuant to the Option Plan.  Such stock options shall be subject to the same vesting schedule to which the Restricted Stock would have been subject if granted.  The Restricted Stock shall be subject to an award agreement with terms and conditions not inconsistent with the provisions set forth herein, as well as such other terms and conditions to which grants of restricted stock are customarily subject.  Any grant of Restricted Stock will be made at fair market value on the date of grant.  If such Restricted Stock or stock option grant is not made by December 31, 2005, Employee shall receive a cash payment of $250,000, less applicable withholding, in January 2006.
(5)           In the event of a Change in Control, Employee shall be fully vested in any restricted stock and stock options issued pursuant to this Section 3.

4.                                      Covenants.

a.                                      Non-Solicitation.  While employed by the Company and for the eighteen (18) month period following the cessation of that employment for any reason  (and without regard to whether such cessation was initiated by Employee or the Company), Employee will not do any of the following without the prior written consent of the Company:

(1)           solicit, entice or induce, either directly or indirectly, any person, firm or corporation who or which is a client or customer of the Company or any of its subsidiaries to become a client or customer of any other person, firm or corporation that is in the same Business as the Company;
(2)           influence or attempt to influence, either directly or indirectly, any customer of the Company or its subsidiaries to terminate or modify any written or oral agreement or course of dealing with the Company or its subsidiaries (except in Employee’s capacity as an employee of the Company); or
(3)           influence or attempt to influence, either directly or indirectly, any person to terminate or modify any employment, consulting, agency, distributorship, licensing or other similar relationship or arrangement with the Company or its subsidiaries (except in Employee’s capacity as an employee of the Company).

b.                                     Non-Disclosure.  Employee shall not use for Employee’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any “Confidential Information,” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of, or developed by, Company or any other confidential information relating to or dealing with the business operations of Company, made known to Employee or learned or acquired by Employee while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the general public.  The foregoing provisions of this subsection shall apply during and after the period when the Employee is an employee of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company interest in confidential information, trade secrets, and the like.  At the termination of Employee’s employment with Company, Employee shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

c.                                      Non-Competition.  While employed by the Company and for the eighteen (18) month period following the cessation of that employment for any reason (and without regard to whether such cessation was initiated by Employee or the Company), Employee shall not directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business which is involved in business activities which are the same as or in direct competition with business activities carried on by the Company, or being definitively planned by the Company at the time of termination of Employee’s employment.  Nothing contained in this subsection shall prevent Employee from holding for investment up to three percent (3%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

d.                                     Intellectual Property & Company Creations.

(1)           Ownership.  All right, title and interest in and to any and all ideas, inventions, designs, technologies, formulas, methods, processes, development techniques, discoveries, computer programs or instructions (whether in source code, object code, or any other form), computer hardware, algorithms, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, techniques (whether reduced to written form or otherwise), patents, patent applications, formats, test results, marketing and business ideas, trademarks, trade secrets, service marks, trade dress, logos, trade names, fictitious names, brand names, corporate names, original works of authorship, copyrights, copyrightable works, mask works, computer software, all other similar intangible personal property, and all improvements, derivative works, know-how, data, rights and claims related to the foregoing that have been or are conceived, developed or created in whole or in part by the Employee (a) at any time and at any place that relates directly or indirectly to the business of the Company, as then operated, operated in the past or under consideration or development or (b) as a result of tasks assigned to Employee by the Company (collectively, “Company Creations”), shall be and become and remain the sole and exclusive property of the Company and shall be considered “works made for hire” as that term is defined pursuant to applicable statutes and law.
(2)           Assignment.  To the extent that any of the Company Creations may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Employee retains any interest in or to the Company Creations, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee has or may have, either now or in the future, in and to the Company Creations, and any derivatives thereof, without the necessity of further consideration.  Employee shall promptly and fully disclose all Company Creations to the Company and shall have no claim for additional compensation for Company Creations.  The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks, and service marks with respect to such Company Creations.
(3)           Disclosure & Cooperation.  Employee shall keep and maintain adequate and current written records of all Company Creations and their development by Employee (solely or jointly with others), which records shall be available at all times to and remain the sole property of the Company.  Employee shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations.  Employee further agrees to execute and deliver to the Company or its designee(s) any and all formal transfers and assignments and other documents and to provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Company Creations.  Employee hereby designates and appoints the Company or its designee as Employee’s agent and attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to perfect, maintain or otherwise protect the Company’s rights in any Company Creations.

e.                                      Acknowledgments.  Employee acknowledges that the Covenants are reasonable and necessary to protect the Company’s legitimate business interests, its relationships with its customers, its trade secrets and other confidential or proprietary information.  Employee further acknowledges that the duration and scope of the Covenants are reasonable given the nature of this Agreement and the position Employee holds or will hold within the Company.  Employee further acknowledges that the Covenants are included herein to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement or otherwise employed or continued to employ the Employee in the absence of the Covenants.  Finally, Employee also acknowledges that any breach, willful or otherwise, of the Covenants will cause continuing and irreparable injury to the Company for which monetary damages, alone, will not be an adequate remedy.

f.                                        Enforcement.

(1)                                 If any court determines that the Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, that court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.
A.            The parties acknowledge that significant damages will be caused by a breach of any of the Covenants, but that such damages will be difficult to quantify.  Therefore, the parties agree that the Company shall have the right to enforce Section 4 by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the Covenants.
(2)                                 In addition to the remedies specified in Section 4.f.(1)A and any other relief awarded by any court, if Employee breaches any of the Covenants:
A.            Employee will be required to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as a result of any such breach; and
B.            the Company will be entitled to injunctive or other equitable relief to prevent further breaches of the Covenants by Employee.
(3)                                 If Employee breaches Section 4, then the duration of the restriction therein contained will be extended for a period equal to the period that Employee was in breach of such restriction.

5.                                      Termination.

a.                                      Except as specified in Sections 5.b. and 5.c., upon termination of employment, including termination due to Employee’s death, Employee will be entitled to the payment of accrued and unpaid salary through the date of such termination.  All salary, commissions and benefits will cease at the time of such termination, subject to the terms of any benefit plans then in force or enforceable under applicable law and applicable to Employee, and the Company will have no further liability or obligation hereunder by reason of such termination.

b.                                     If Employee’s employment does not automatically renew, is terminated by the Company without Cause, if Employee terminates for Good Reason in accordance with Sections 7.f. or if Employee terminates due to Disability, Employee will be entitled to the following:

(1)           monthly payments for a period of 18 months following the termination date in an amount equal to the quotient obtained by dividing (x) the sum of (A) 1.5 times the base salary paid in the 12-month period preceding the termination date and (B) the total cash bonus paid pursuant to Sections 3.a.(3) and (4) in the 12-month period preceding the termination date by (y) 18; provided if Employee’s employment is terminated by the Company without Cause prior to the first anniversary of the Employment Commencement Date, such amount shall not be less than $1,000,000 payable over the 18-month period.

(2)           reimbursement for costs incurred in obtaining outplacement services, at a cost not to exceed $100,000, subject to provision of documentation reasonably satisfactory to the Company.
(3)           medical coverage following the date of termination until the earlier to occur of the expiration of 18 months or the date on which Employee is eligible for coverage under a plan maintained by a new employer or a plan maintained by his spouse’s employer, at the level in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed by the Company from time to time for employees generally, as if the Employee had continued in employment during such period; provided, in any case, that the COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended, shall run concurrently with the foregoing period.
(4)           immediate vesting in any restricted stock and stock options issued pursuant to Section 3.

c.                                      In the case of termination due to Employee’s Disability, any severance benefits payable pursuant to this Section 5 will be offset by any long-term disability benefits to which Employee is entitled under the Company’s long-term disability plan.

d.                                     Notwithstanding the preceding provisions of this Section 5, no amount will be paid or benefit provided under this Section 5 unless and until (x) Employee executes and delivers a general release of claims against the Company and its subsidiaries in a form prescribed by the Company, and (y) such release becomes irrevocable.  Any severance pay or benefits provided under this Section 5 will be in lieu of, not in addition to, any other severance arrangement maintained by the Company.

6.                                      Miscellaneous.

a.             Arbitration.  Except a controversy or claim arising out or relating to Section 4 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach of any covenant or agreement contained herein, shall be commenced by filing a notice (the “Notice”) for arbitration with the American Arbitration Association (“AAA”), with a copy to the other party hereto.  Such controversy or claim shall be decided by arbitration in Philadelphia, Pennsylvania, in accordance with the Employment Arbitration Rules of the AAA then obtaining.  The decision and the award of damages rendered by the Arbitrator shall be final and binding and judgment may be entered upon it in any court having jurisdiction thereof.

b.             Other Agreements.  Employee represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Employee’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Employee of his duties to the Company.

c.             Entire Agreement; Amendment.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the employment of Employee by the Company.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

d.             Waiver.  Any waiver of any term or condition hereof will not operate as a waiver of any other term or condition of this Agreement.  Any failure to enforce any provision hereof will not operate as a waiver of such provision or of any other provision of this Agreement.

e.             Indemnification.  Employee shall be indemnified for acts performed in good faith as an officer, director or employee of the Company in the manner provided in the Company’s charter and by-laws, and shall be covered by director and officer liability insurance coverage for such acts to the same extent that any such coverage is provided to the Company’s executive officers.

f.              Governing Law.  This Agreement shall be governed by, and enforced in accordance with, the laws of the State of New Jersey without regard to the application of the principles of conflicts of laws.

g.             Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been herein contained.

h.             Wage Claims.  The parties intend that all obligations to pay compensation to Employee be obligations solely of the Company.  Therefore, intending to be bound by this provision, Employee hereby waives any right to claim payment of amounts owed to him, now or in the future, from directors or officers of the Company in the event of the Company’s insolvency.

i.              Successors and Assigns.  This Agreement is binding on the Company’s successors and assigns.

j.              Section Headings.  The section headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation.

k.             Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which together will constitute but one and the same instrument.

7.                                      Definitions.  Capitalized terms used herein will have the meanings below defined:

a.             “Business” means electronic transcription services and other health information management solutions services businesses in which the Company or its subsidiaries are engaged anywhere within the United States.

b.             “Cause” means the occurrence of any of the following:  (1) Employee’s willful failure or refusal to perform (other than due to illness or Disability) his employment duties or to follow the lawful directives of his superiors or the Board, but only after written notice and a period of time to correct or otherwise remedy such conduct or failure within a time period specified by the Board, which shall not exceed 30 days; (2) willful misconduct or gross negligence by Employee in the course of employment; (3) conduct of Employee involving any type of fraud, embezzlement, or theft in the course of employment; (4) a conviction of or the entry of a plea of guilty or nolo contendere to a felony or to a crime involving moral turpitude or any other crime that otherwise could reasonably be expected to have a material adverse effect on the operations, condition or reputation of the Company, (5) a material breach by Employee of any agreement with or fiduciary duty owed to the Company; or (6) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription.

c.             “Change of Control” shall be deemed to have occurred if any person, entity, or any group of persons or entities acting in concert, other than Koninklijke Philips Electronics N.V., acquires more than 50% of the outstanding voting stock of the Company.

d.             “Covenants” means the covenants set forth in Section 5 of this Agreement.

e.             “Disability” means the Employee’s entitlement to benefits under the Company’s long-term disability plan.

f.              “Good Reason” means (1) a reduction in Employee’s annual base salary below $500,000 without Employee’s consent, (2) requiring Employee to be based more than twenty-five (25) miles from the Company’s current office location as of the Employment Commencement Date, unless closer to the Employee’s residence, (3) the Board’s failure to appoint Employee to Chief Executive Officer upon the later of (x) thirty (30) days following the departure of the current Interim Chief Executive Officer or (y) the second anniversary of the Employee Commencement Date, or (4) substantial and material diminution of duties; provided that in each case written notice of Employee’s termination for Good Reason must be delivered to the Company within 30 days after the occurrence of any such event with such notice specifying one or more specific reason(s) in this Section 7.f in order for Employee’s termination with Good Reason to be effective hereunder.

To acknowledge your agreement to and acceptance of the terms and conditions of this Agreement, please sign below in the space provided within five (5) days of the date of this Agreement and return a singed copy to my attention.  If the Agreement is not signed and returned within (5) days, the terms and conditions of this Agreement will be deemed withdrawn.

Sincerely,

MEDQUIST INC.

By:	/s/ Howard Hoffmann
Howard Hoffmann
Chief Executive Officer

Accepted and Agreed:

/s/ Frank Lavelle
Frank Lavelle

Exhibit B

Corporate Offices

1000 Bishops Gate Blvd, Suite 300

Mount Laurel, NJ 08054-4632

February 12, 2007

Via Facsimile and Overnight Mail

Frank W. Lavelle

President

MedQuist, Inc.

1000 Bishops Gate Blvd. Suite 300

Mt. Laurel, NJ 08054

Re:                               Amendment No. 1 to Employment Agreement

Dear Frank:

This letter (the “Amendment”) describes the amendment to letter agreement of employment between you and MedQuist Inc. (the “Company”) dated February 24, 2005 (the “Employment Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement. The purposes of the amendment are to (i) revise the date on which the Company’s obligation to provide you with severance pay and benefits if Board does not appoint you as the Chief Executive Officer, to June 30, 2007 and (ii) to establish the exact severance pay and benefits to which you will be entitled if the Board does not appoint you as Chief Executive Officer of the Company by June 30, 2007.

In consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually agreed and covenanted by and between the parties to this Amendment, as follows:

A.                                   The following Section 3.a.(11) shall be added to the Agreement:

“(11)       upon Employee’s election, if the Board fails to appoint Employee to Chief Executive Officer by June 30, 2007 and Employee resigns as a result thereof, severance payment in the amount of $1,000,000 payable in 18 monthly installments of $55,555.56 commencing on July 31, 2007 and the severance benefits described below in Sections 5.b.(2) to 5.b.(4). If Employee is not appointed Chief Executive Officer by June 30, 2007, Employee must provide the Company’s Board of Directors and General Counsel with written notice by July 30, 2007 of Employee’s resignation in order for the Company’s severance payment and benefits obligations of this Section 3.a.(11) to apply.”

B.                                     Section 7.f. Agreement shall be deleted in its entirety and replaced with the following:

“f.            “Good Reason” means (1) a reduction in Employee’s annual base salary below $500,000 without Employee’s consent, (2) requiring Employee to be based more than twenty-five (25) miles from the Company’s current office location as of the Employment Commencement Date, unless closer to the Employee’s residence, or (3) substantial and material diminution of duties; provided that in each case written notice of Employee’s termination for Good Reason must be delivered to the Company within 30 days after the occurrence of any such event with such notice specifying one or more specific reason(s) in this Section 7.f in order for Employee’s termination with Good Reason to be effective hereunder.”

C.                                     Counterparts.  This Amendment may be executed in multiple counterparts, each of which will be deemed to be an original and all of which together will constitute but one and the same instrument.

D.                                    Except as modified by this Amendment, the Agreement shall remain in full force and effect unmodified. To the extent the terms of the Agreement are inconsistent with the terms of this Amendment, the terms of this Amendment shall control.

To acknowledge your agreement to and acceptance of the terms and conditions of this Agreement, please sign below in the space provided.

Sincerely,

MEDQUIST INC.

By:	/s/ Stephen H. Rusckowski
Stephen H. Rusckowski
Chairman of the Board of Directors

By:	/s/ John Underwood
John Underwood
Chairman of the Compensation Committee of the Board of
Directors

By:	/s/ Howard S. Hoffmann
Howard S. Hoffmann, Chief Executive Officer

READ, UNDERSTOOD AND AGREED TO BY:

/s/ Frank W. Lavelle
Frank W. Lavelle, President

Date: February 16, 2007

EXHIBIT C

MedQuist Investor Relations

PRESS RELEASES

MedQuist (ticker.  MEDQ, exchange: Other OTC) News Release — May 14, 2007

MedQuist Announces that President, COO Will Be Leaving the Company

Howard Hoffmann, CEO, will assume President’s Responsibilities.

with Other Senior Executives Sharing the COO’S Duties

MT. LAUREL, N.J.—(BUSINESS WIRE)-.May 14, 2007—MedQuist today announced that Frank Lavelle, its current President. and Linda Reino, the company’s Chief Operating Officer, will be resigning to pursue other opportunities.  Howard Hoffmann, who has served as CEO for nearly three years. will take over the responsibilities of President.  Mark Ivie, the company’s Chief Technology Officer, and Michael Clark.  Senior Vice President of Operations, will together assume the former Chief Operating Officer’s responsibilities, which in large measure they had shared prior to the establishment of the COO position.

MedQuist CEO Hoffmann stated that, “Frank has served as President of the company for more than two years. during a period of extraordinary change within the company and our Industry as a whole.  We’ve responded well to these changes. and Frank has certainly played an important role in that.  We appreciate all he has done.” In speaking of Ms. Reino, Hoffmann said, “Linda has also been here during a number of key recent changes in operations.  We appreciate her contributions on that front and wish her well.”

Consistent with its ongoing efforts to streamline and enhance operational performance, the company has no current plans to fill, either position.

About MedQuist

MedQuist, a member of the Phillips Group of Companies, is a leading provider of electronic medical transcription, health information and document management products and services.  MedQuist provides document workflow management, digital dictation. speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services.

Disclosure Regarding Forward-Looking Statements:

Some of the statements In this Press Release constitute “forward-looking statements within the meaning of the US. Private Securities Litigation Reform Act of 1995.  These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements.  The forward-looking statements contained in this Press Release include, without limitation, statements about the Company’s results of operations, financial condition, ongoing legal proceedings and government investigations, and accommodation programs.  These Statements are only predictions and as such

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are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.  Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements.  As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new Information, future events or otherwise.  Actual outcomes and results may differ from the forward-looking statements for many reasons, including any direct or indirect Impact of the matters disclosed in the Form 8-K filed by the Company on May 11.2007 on the Company’s operating results or financial condition; any continuation of pricing pressures and declining billing rates; difficulties relating to the Implementation of management changes throughout the Company and the outcome of pending and future legal and regulatory proceedings and investigations, including costs and expenses related thereto.

Web site: http://www.medquist.com

CONTACT:	Craig Martin
Feinstein Kean Healthcare
Phone: 617.761.6729
Email: craig.martin@fkhealth.com

SOURCE:	MedQuist Inc.

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